IXI Mobile, Inc.

Audit Committee Charter

This Audit Committee Charter (“Charter”) has been adopted by the Board of Directors (the “Board”) of IXI Mobile, Inc. (the “Company”). The Audit Committee of the Board (the “Committee”) shall review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval.

Role and Independence; Organization

The Audit Committee of the Board (the “Committee”) assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company and the independence, qualification and performance of the Company’s independent auditors. The Committee also assists the Board in monitoring the compliance by the Company with legal and regulatory requirements.

The membership of the Committee will consist of at least three directors who meet the independence and experience requirements of Nasdaq and the rules and regulations of the Securities and Exchange Commission (the “Commission”). Each member of the Committee will be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement or will become able to do so within a reasonable time after his or her appointment to the Committee. At least one member of the Committee will have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. Committee members are appointed by, and may be replaced by, the Board. However, one director who does not meet the Nasdaq definition of independence, but who meets the criteria set forth in Section 10A(m)(3) under the Exchange Act and the rules thereunder, and who is not a current employee or a family member of such person, may serve for no more than two years on the Committee if the Board, under exceptional and limited circumstances, determines that such individual’s membership is required by the best interests of the Company and its shareholders. The use of this “exceptional and limited circumstances” exception, as well as the nature of the individual’s relationship to the company and the basis for the board’s determination, shall be disclosed in the annual proxy statement.

In addition, if a Committee member ceases to be independent for reasons outside the member’s reasonable control, his or her membership on the Committee may continue until the earlier of the Company’s next annual shareholders’ meeting or one year from the occurrence of the event that caused the failure to qualify as independent. If the Company is not already relying on this provision, and falls out of compliance with the requirements regarding Committee composition due to a single vacancy on the Committee, then the Company will have until the earlier of the next annual shareholders’ meeting or one year from the occurrence of the event that caused the failure to comply with this requirement. The Company shall provide notice to Nasdaq immediately upon learning of the event or circumstance that caused the non-compliance, if it expects to rely on either of these provisions for a cure period.

The Committee will maintain free and open communication (including separate private sessions from time to time) with the independent auditors and Company management. In discharging its oversight role, the Committee will have full access to all Company books, records, facilities, personnel and outside professionals, including the Company’s outside counsel and independent auditors.

The Committee has the authority to engage independent counsel and other advisors, as it determines necessary to carry out its duties. The Company will provide for funding, as determined by the Committee, for: (i) compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company; (ii) compensation to any advisers employed by the Committee in accordance with the first sentence of this paragraph; and (iii) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

The Committee will meet at such times as it determines but at least four times per year and will make reports to the Board from time to time as it deems appropriate. One member of the Committee will be appointed as chair.

The Committee will prepare the report required by the rules of the Commission to be included in the Company’s annual proxy statement. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

Responsibilities

The Committee, as a Committee of the Board, is responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the listed issuer, and each such registered public accounting firm shall report directly to the Committee. The Committee may consult with management, but it will not delegate these responsibilities.

The Committee will pre-approve all auditing services and permitted non-audit services (including the fees and other terms) to be performed for the Company by its independent auditor to the extent required by law. The Committee may adopt policies and procedures to permit delegation of authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services.

Although the Board and the Committee may consider other duties from time to time, the Committee, to the extent it deems necessary or appropriate, will:

1.
Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K.

2.
Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements.

3.
Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements. This will include any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies. These discussions may also include a review of particularly sensitive accounting estimates, reserves and accruals, review of audit adjustments (whether or not recorded) and other inquiries as the Committee or the independent auditors deem appropriate.

4.	Receive and review timely reports required to be made by the independent auditors on:

•	all critical accounting policies and practices of the Company;

•	all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management;

•	ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

•	other material written communications between the independent auditor and management.

5.
Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control these exposures, including the Company’s risk assessment and risk management policies.

6.
Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

7.
Evaluate periodically whether senior management has established and appropriately reinforced the importance of internal control over financial reporting as defined in applicable rules and regulations of the Commission and whether recommendations for improved controls are timely implemented by management.

8.	Obtain and review a report from the independent auditor at least annually regarding:

•	the independent auditor’s internal quality-control procedures;

•
any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm;

•	any steps taken to deal with any such issues; and

•
all relationships between the independent auditor and the Company, consistent with Independence Standards Board Standard No. 1. The Committee will actively engage in a dialogue with the independent auditors with respect to any disclosed relationships that may impact the objectivity and independence of the auditors and will recommend that the Board take appropriate actions to oversee the auditors’ independence.

9.	Approve all “related party transactions” required to be disclosed pursuant to Regulation S-K, Item 404 of the Commission.

10.
Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, taking into account the opinions of management.

11.
Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

12.
Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

Limitation of Audit Committee’s Role

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor. The Committee and the Board recognize that management and the independent auditors have more resources and time and more detailed knowledge and information regarding the Company’s accounting, financial and auditing practices than do Committee members. Accordingly, the Committee’s oversight role does not provide any expert or special assurance as to the Company’s financial statements or any certification as to the work of the independent auditors.